Exhibit 4.2

BURLINGTON NORTHERN SANTA FE CORPORATION

Certificate of Determination

Dated as of December 3, 2008

The undersigned, Julie A. Piggott, Vice President – Finance and Treasurer, and Jeffrey T. Williams, Senior General Attorney and Assistant Secretary, each of Burlington Northern Santa Fe Corporation, a Delaware corporation (the “Company”), do hereby certify that pursuant to the authority granted in the resolutions (collectively, the “Resolutions”) of the Board of Directors of the Company adopted on December 8, 2005, February 14, 2007 and April 24, 2008, and pursuant to Sections 201, 301 and 303 of the Indenture, dated as of December 1, 1995, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor in interest to J.P. Morgan Trust Company, N.A., as successor in interest to Bank One Trust Company, N.A., as successor in interest to The First National Bank of Chicago, as Trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of December 3, 2008 (the “Third Supplemental Indenture”), between the Company and the Trustee (together with the Third Supplemental Indenture, the “Indenture”), there was established as of December 3, 2008 a series of securities under the Indenture with the following terms:

1.	The securities of the series are entitled “7.00% Notes due February 1, 2014” (the “Notes”).

2.	The Notes are initially being offered in the aggregate principal amount of $500,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and any Notes which pursuant to Section 303 are deemed never to have been authenticated and delivered thereunder). The Company may, without the consent of the Holders of the Notes, issue additional Notes and thereby increase such principal amount, on the same terms and conditions and with the same CUSIP number as the Notes of such series.

3.	The principal amount of the Notes will mature on February 1, 2014, subject to the provisions of the Indenture relating to acceleration.

4.	The Notes will bear interest from December 3, 2008 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, at the rate of 7.00% per annum, payable semiannually in arrears on February 1 and August 1 of each year (each, an “Interest Payment Date”), commencing February 1, 2009 to the persons in whose names the Notes are registered on the close of business on the immediately preceding January 15 and July 15, respectively, whether or not such day is a Business Day (each, a “Regular Record Date”).

5.	Subject to Section 10 below, the principal of and interest on the Notes will be payable at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, in The City of New York, which shall be initially the corporate trust office of the Trustee; provided, however, that at the option of the Company, such payment of interest may be made by check mailed to the person entitled thereto as provided in the Indenture.

6.	The Notes will be redeemable as a whole or in part at the option of the Company, at any time, as set forth in the Third Supplemental Indenture.

7.	Holders of the Notes shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000) of such holder’s Notes upon the occurrence of a Change of Control Repurchase Event (as defined in the Third Supplemental Indenture), as set forth in the Third Supplemental Indenture.

8.	The Notes shall not be entitled to the benefit of any sinking fund, nor shall the Notes be repayable at the option of the registered Holders thereof.

9.	Subject to paragraph 10 below, the Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

10.	Upon issuance the Notes will be represented by one or more Global Securities deposited with, or on behalf of, The Depository Trust Company (the “Depositary”). Settlement for the Notes will be made by the Underwriters (as hereinafter defined) in immediately available funds. All payments of principal and interest shall be made by the Company in immediately available funds as long as the Notes are represented by Global Securities. As long as the Notes are represented by Global Securities registered in the name of the Depositary or its nominee, the Notes will trade in the Depositary’s Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore settle in immediately available funds. Except as set forth in the Indenture or in the Prospectus Supplement relating to the Notes, the Notes will not be issuable in definitive form.

Furthermore, we hereby (i) approve the form of and authorize the execution and delivery of the Notes (a copy of which is attached as Exhibit A), the Underwriting Agreement, dated November 25, 2008, between the Company and Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the several underwriters listed therein (a copy of which is attached as Exhibit B), and (ii) ratify the execution and delivery of the Indenture (a copy of which is attached as Exhibit C).

All capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Indenture.

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IN WITNESS WHEREOF, we have set our hands as of the date above first written.

By:	/s/ Julie A. Piggott
Julie A. Piggott
Vice President – Finance and
Treasurer

By:	/s/ Jeffrey T. Williams
Jeffrey T. Williams
Senior General Attorney
and Assistant Secretary